Exhibit 99.1

NEWS RELEASE

BIO-key® International, Inc.

Reports Fourth Quarter and Fiscal 2013 Financial Results

Expects growth and profitability in Q1 2014

Wall, NJ, March 31, 2014 – BIO-key International, Inc. (OTCBB: BKYI), a leader in fingerprint biometric identification technologies, cloud-based mobile credentialing and identity verification solutions, today reported financial results for the Fourth Quarter and Fiscal Year, ended December 31, 2013 and provided a strong outlook for the first Quarter of Fiscal 2014.

Three Month Comparisons

Total revenue for the three months ended December 31, 2013 was $327,500, compared to Q4’12 revenue of $1.48 million, a decrease of approximately 78%. Sales fell, year over year, primarily from lower license revenue. Michael DePasquale, BIO-key Chairman and CEO, commented “Despite disappointing financial performance, 2013 was a pivotal year for BIO-key. We met virtually all of our initiatives to prepare for what we believe is the beginning of a hyper-growth phase of development for us. With Apple, Samsung and other providers deploying fingerprint enabled smartphones, there is no doubt our market is here. Our marquee partnerships with InterDigital, IBM, CA and others drive our cloud-based strategy. Our recent partnership with IDEX promises to put BIO-key technologies on mobile phones in the United States and abroad. We believe we are one of the only core fingerprint technology developers that can perform both cloud and on-device authentication and we may be the only biometric vendor that currently integrates to most of the popular security infrastructure solutions used by enterprises and governments worldwide”

Q4’13 gross margin remained stable, sequentially, at 78%, but fell from 90% in Q4’12 as a result of lower license sales as a percentage of total sales. Operating expenses for Q4’13 increased 38%, year over year, to $1,163,961 from roughly $842,000 in Q4’12.  Net loss for Q4’13 was ($1,039,595), as compared to net income of $486,000 in Q4’12. Mr. DePasquale continued “2013 was about important corporate development, strategic hires, strategic partnerships, new operating processes and strategic planning. With a refreshed and very experienced Board, we are ready for 2014 which we see as our break-out year.”

Fiscal Year Comparison

Total revenue for the year ended December 31, 2013 was $1.99 million, as compared to $3.84 million for the year ended December 31, 2012, a decrease of 48%. 2013 license and hardware revenue totaled approximately $1.0 million and fell roughly 64% year over year, while 2013 service revenue of $988,002 fell 10% from $1.1 million in 2012.

FY’13 gross margin of 81%, fell slightly from 85% in 2012, primarily as a resultf lower license revenue as percentage of total revenue. FY’13 operating expense increased to $4.1 million, from $3.2 million. S,G&A expense increased to $2.8 million in 2013, from $2.3 million in 2012, largely as a result of a one-time reversal of reserves for doubtful accounts in Q3’12 in the amount of $300,000, and non-recurring legal expense in Q1’13 of $130,000 related to the InterDigital transaction. FY’13 R&D expense increased 42%, to $1.34 million from $947,000 in 2012 as new customer integrations and project development requirements increased. Net loss for 2013 was $2.6 million, or ($0.03) per diluted share, as compared to break-even in 2012.

Liquidity and Capital Resources

The Company reported cash and cash equivalents of $2.02 million as of December 31, 2013, as compared to $83,989 at December 31, 2012. BIO-key has no long-term debt. Mr. DePasquale concluded, “Not only is BIO-key in its strongest financial position in years, but we are operationally prepared to capitalize on increased market demand and substantially grow our business. Our pipeline is expanding and we are executing well on our strategic plan. We believe our sales visibility and prospects for both growth and more consistent revenue performance are improving, such that we can provide some guidance for our shareholders. We’ve got more work to do, but I’ve never been more excited about our prospects for Q1 and beyond.”

2014 First Quarter Outlook

For the First Quarter of 2014, the Company expects revenue between $1.2 million and $1.4 million. Gross margin is expected to exceed 85%. The Company expects to generate operating income and net profit for the quarter. Further, the Company expects to exit the first quarter with a modest sales backlog. The pipeline value was approximately $12 million at the beginning of the quarter and approximately $15 million at quarter-end.

Conference Call and Webcast

In conjunction with this release, BIO-key has scheduled a conference call, which will be broadcast live over the Internet on Tuesday, April 1, 2014 at 10:00 a.m. Eastern Daylight Time. Participate live via phone by dialing 1-877-317-6789 (U.S.) 1-412-317-6789 (International) and asking for the BIO-key Call at least 10 minutes prior to the start time. Or join the call live over the Internet by logging on to the web address http://www.bio-key.com. A streaming audio replay of the webcast will be available shortly after the call on www.bio-key.com for a period of thirty days. You can also access the recorded call by dialing 1-877-344-7529 and using access code 10043330. International callers should dial 1-412-317-0088 and use the same access code.

Contacts:

BIO-key International, Inc.

Jay Meier, VP Corporate Development

651-789-6116

Jay.meier@bio-key.com

BIO-key International, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$2,023,349	$83,989
Accounts receivable, net of allowance for doubtful accounts of $20,526 at December 31, 2013 and December 31, 2012	284,025	604,784
Due from factor	2,449	189,904
Inventory	9,376	4,186
Prepaid expenses and other	73,482	25,088
Total current assets	2,392,681	907,951
Equipment and leasehold improvements, net	125,062	24,267
Deposits and other assets	8,712	8,712
Intangible assets—less accumulated amortization	174,950	195,911
Total non-current assets	308,724	228,890
TOTAL ASSETS	$2,701,405	$1,136,841

LIABILITIES
Accounts payable	$540,912	$931,276
Accrued liabilities	338,321	593,599
Deferred revenue	528,160	508,520
Note payable – related party	-	321,428
Total current liabilities	1,407,393	2,354,823
Warrant liabilities	243,077	-
TOTAL LIABILITIES	1,650,470	2,354,823

Commitments

STOCKHOLDERS’ EQUIY (DEFICIT)
Common stock — authorized, 170,000,000 shares; issued and outstanding; 115,842,315 and 78,155,413 of $.0001 par value at December 31, 2013 and December 31, 2012, respectively	11,584	7,815
Additional paid-in capital	55,909,923	51,062,624
Accumulated deficit	(54,870,572)	(52,288,421)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	1,050,935	(1,217,982)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$2,701,405	$1,136,841

BIO-key International, Inc. and Subsidiary

CONSOLDIATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2013	2012

Revenues
Services	$988,003	$1,094,731
License fees and other	997,973	2,741,162
	1,985,976	3,835,893
Costs and other expenses
Cost of services	145,702	221,027
Cost of license fees and other	241,326	350,706
	387,028	571,733
Gross Profit	1,598,948	3,264,160

Operating expenses
Selling, general and administrative	2,776,559	2,288,903
Research, development and engineering	1,344,070	947,371
	4,120,629	3,236,274
Operating (loss) income	(2,521,681)	27,886

Other income (deductions)
Interest income	7	7
Interest expense	(29,281)	(24,626)
Gain on derivative liabilities	78,812	-
Income taxes	(2,805)	-
Amortization of deferred costs	(107,203)	-
	(60,470)	(24,619)
Net income (loss)	$(2,582,151)	$3,267

Basic and Diluted (Loss) Income per Common Share:	$(0.03)	$0.00

Weighted Average Shares Outstanding:
Basic and Diluted	91,791,690	78,155,413

BIO-key International, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2013	2012

CASH FLOW FROM OPERATING ACTIVITIES:
Net (loss) income	$(2,582,151)	$3,267
Adjustments to reconcile net (loss) income to cash (used for) provided by operating activities:
Allowance for doubtful accounts	-	(377,000)
Depreciation	28,618	28,603
Amortization
Intangible assets	20,961	11,269
Deferred costs	107,203	-

Share-based compensation	81,642	49,842
Derivative	(78,812)	-
Change in assets and liabilities:
Accounts receivable trade	320,759	359,562
Due from factor	187,455	(189,904)
Inventory	(5,190)	4,051
Prepaid expenses and other	(48,394)	33,833
Accounts payable	(480,364)	243,835
Accrued liabilities	(255,278)	(82,234)
Deferred revenue	19,640	(19,572)
Net cash (used for) provided by operating activities	(2,683,911)	65,552
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(129,413)	-
Net cash used for investing activities	(129,413)	-
CASH FLOW FROM FINANCING ACTIVITIES:
Issuances of common stock	5,649,793	-
Repayment of notes payable – related party	(321,428)	(25,000)
Proceeds from issuance of Note Payable	497,307	-
Repayment of Note Payable	(497,307)	-
Costs to issue common stock and Note Payable	(575,681)	-
Net cash provided by (used for) financing activities	4,752,684	(25,000)
NET INCREASE IN CASH AND CASH EQUIVALENTS	1,939,360	40,552
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	83,989	43,437
CASH AND CASH EQUIVALENTS, END OF YEAR	$2,023,349	$83,989

About BIO-key

BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions to commercial and government enterprises, integrators, and custom application developers. BIO-key’s award winning, high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise applications. Our solutions are used in local embedded OEM products as well as some of the world’s largest identification deployments to improve security, guarantee identity, and help reduce identity theft.  BIO-key’s technology is offered directly or by market leading partners around the world. (http://www.bio-key.com)

BIO-key Safe Harbor Statement

Certain statements contained in this press release are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”).  The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act.  These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, wider market acceptance of biometric technologies, our ability to raise additional financing, and our ability to attract and retain key personnel.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company undertakes no obligation to disclose any revision to these forward-looking statements whether to reflect events or circumstances after the date hereof or otherwise.